Filed pursuant to Rule 433

Registration Statement No. 333-158066

September 8, 2010

Inergy, L.P.

Pricing Sheet – September 8, 2010

10,250,000 Common Units Representing Limited Partner Interests

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated September 7, 2010 and the prospectus dated September 10, 2009 relating to these securities.

Offering price:	$35.60 per common unit

Option to purchase additional units:	1,537,500 additional common units (30 days)

Proceeds, net of underwriting discounts and expenses:	$350.2 million (excluding option to purchase additional common units) or $402.8 million (including exercise of option to purchase additional common units)

Trade Date:	September 8, 2010

Settlement Date:	September 13, 2010

Issuer Symbol:	NRGY

Exchange:	NYSE

CUSIP:	456615103

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Raymond James & Associates, Inc. UBS Securities LLC

Junior Co-Managers:	Morgan Keegan & Company, Inc. Stifel, Nicolaus & Company, Incorporated Wunderlich Securities, Inc.

Inergy, L.P. intends to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay borrowings under their revolving general partnership and working capital facilities and to fund a portion of the purchase price of their pending acquisitions

Inergy, L.P. has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Inergy, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request them by calling Barclays Capital at 1-888-603-5947, by calling Citi at 1-800-831-9146, by calling J.P. Morgan at 1-866-803-9204, by calling Morgan Stanley toll-free at 1-866-718-1649 or by calling Wells Fargo Securities at 1-800-326-5897.